Exhibit 99.1

EXPRESSJET REPORTS DECEMBER 2007 PERFORMANCE

            HOUSTON, Jan. 11, 2008 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for December 2007 for its ExpressJet Airlines subsidiary.  The results include statistics for both contract and branded operations.  The contract operation consists of flying for Continental Airlines and Delta Air Lines under capacity purchase agreements and ExpressJet’s charter (corporate aviation) service.  The branded operation includes flying under the ExpressJet name and pro-rate flying for Delta Air Lines.

Contract Flying

            During the month, ExpressJet revenue passenger miles (RPM) under contract flying totaled 680 million, and available seat miles (ASM) flown were 883 million.  ExpressJet's December load factor was 77.0%.  The company flew 61,803 block hours and operated 31,890 departures during the month.

Branded Flying

            During the month, ExpressJet branded RPMs totaled 164 million on 268 million ASMs, resulting in a December load factor of 61.2%.  The company flew 15,895 block hours and operated 8,141 departures during the month.  The average stage length in the branded operation was 661 miles.

About ExpressJet

            ExpressJet Holdings operates numerous divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 175 destinations in North America and the Caribbean with approximately 1,500 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

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ExpressJet Reports December 2007 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES PRELIMINARY STATISTICS

Month Ending December 31, 2007	Contract(1)	Branded	System

Revenue Passenger Miles (RPM) (millions)	680	164	847

Available Seat Miles (ASM) (millions)	883	268	1,158

Passenger Load Factor	77.0%	61.2%	73.1%

Block Hours	61,803	15,895	78,141

Departures	31,890	8,141	40,308

Stage Length (miles)	572	661	590

(1) Excludes charter since statistics on charter airplanes do not provide meaningful data for forecasting and are not reviewed by management.

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